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                                                                   EXHIBIT 10.39


                             [ALTEON LETTERHEAD]



                                                  February 24, 1998


Jere E. Goyan, Ph.D.
103 Chestnut Ridge Road
Saddle River, NJ 07548


Dear Jere:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your employment agreement with the Company dated July 13, 1993 (The "Employment Agreement"), as amended by letter dated July 10, 1996 (the "1996 Amendment"), and certain other agreements you have with the Company as set forth below.

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement, shall be extended through and including July 13, 1999.

Your Salary will continue to be $262,500 per annum and your housing allowance of $4,500 per month will also continue. In connection with the Company's fiscal year ending December 31, 1998, you will be eligible to receive a bonus, pursuant to the terms of Paragraph 3 of your Employment Agreement, in an amount of up to $50,000 in cash; provided, however, that you and the Company may agree to substitute the award of stock options in lieu of some or all of such bonus.

On July 20, 1993, you executed a promissory note in favor of the Company in the amount of $200,000 (the "Note") and a mortgage to secure payment of the Note (the "Mortgage"), which Note and Mortgage were amended pursuant to the 1996 Amendment. the amendments to the Note and Mortgage enumerated in the 1996 Amendment are hereby replaced, in their entirety, as follows:

     1. except as set forth below, interest on the Note will stop accruing as of July 13, 1999

     2. the principal amount of the Note, plus the amount of interest accrued through and including July 13, 1999, shall be paid in three (3) equal installments on the following dates: July 13, 1999; July 13, 2000; and July 13, 2001
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JERE E. GOYAN, Ph.D
FEBRUARY 24, 1998                                                     PAGE 2



     3. in the event any of the three (3) installment payments are not made when due, Interest shall accrue on such unpaid amount at a rate of one percent (1%) per month until such payment is made

You recognize that you may realize additional taxable income due to the imputed interest rules under the Internal Revenue Code of 1986 for those tax years when payments on the Note are deferred without the accrual interest.

Paragraph 21 of your Employment Agrement ("General") is amended to include this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company under the agreements included therein. Except as modified by this letter, the terms of your Employment Agreement, the Note and the Mortgage shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.


                                        Sincerely,



                                        /s/ JAMES J. MAUZEY

                                        James J. Mauzey
                                        Chairman and
                                        Chief Executive Officer




ACCEPTED AND AGREED:


/s/ JERE E. GOYAN
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Jere E. Goyan, Ph.D.       Date